EXHIBIT 32.1

906 CERTIFICATION

The certification set forth below is being submitted in connection with this quarterly report of Callidus Software Inc. on Form 10-Q (the Report) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the Exchange Act) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Leslie J. Stretch, the Chief Executive Officer, and Bob L. Corey, the Chief Financial Officer, of Callidus Software Inc., each certifies that, to the best of his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Callidus Software Inc.

The foregoing certifications are not deemed filed with the Securities and Exchange Commission for purposes of Section 18 of the Exchange Act, as amended, or otherwise subject to the liabilities of such Section, and are not to be incorporated by reference into any filing of Callidus Software Inc. under the Securities Act of 1933, as amended, or the Exchange Act, as amended (whether made before, on, or after the date of this Report), irrespective of any general incorporation language contained in such filing.

Date: May 7, 2014
/s/ LESLIE J. STRETCH
Leslie J. Stretch
President and Chief Executive Officer
(Principal Executive Officer)

/s/ BOB L. COREY
Bob L. Corey
Senior Vice President, Chief Financial Officer
(Principal Financial Officer)